Exhibit 99.1

Allscripts Healthcare Solutions Contact: Dan Michelson Chief Marketing Officer 312-506-1217 dan.michelson@allscripts.com	Bill Davis Chief Financial Officer 312-506-1211 bill.davis@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Record Results for 2004

Clinical Software Sales Exceed $25 Million in Fourth Quarter

CHICAGO, IL – February 17, 2005 – Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced its results for the three months and year ended December 31, 2004.

Total revenue for the three months ended December 31, 2004, was $26.3 million, compared to $23.7 million for the three months ended December 31, 2003. Revenue from clinical software and information services for the three months ended December 31, 2004, was $17.0 million, increasing 44% over the comparable period last year.

Net income for the three months ended December 31, 2004, of $1.4 million or $0.03 per diluted share, compares to a net income of $0.1 million or $0.00 per share, for the same period last year.

As of December 31, 2004, the Company had cash and marketable securities of $128.2 million.

“2004 was an exceptional year for Allscripts,” commented Glen Tullman, Chief Executive Officer of Allscripts. “Providing physicians with the information they need and connectivity to key healthcare stakeholders offers an opportunity to transform the way healthcare is delivered. The demand for our products has never been stronger.”

Total revenue for the twelve months ended December 31, 2004, was $100.8 million, compared to $85.8 million for the twelve months ended December 31, 2003. Revenue from clinical software and information services for the twelve months ended December 31, 2004, was $56.0 million, increasing 41% over the comparable period last year.

Net income for the year ended December 31, 2004, of $3.1 million or $0.07 per diluted share, compares to a net loss of $5.0 million or $0.13 loss per share, for the year ended December 31, 2003.

Allscripts will conduct a conference call on Thursday, February 17, 2005, at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through March 3, 2005, at www.allscripts.com or by calling 1-800-642-1687, ID # 3686443.

About Allscripts Healthcare Solutions

Allscripts Healthcare Solutions (Allscripts) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company’s business groups provide unique solutions that inform, connect, and transform healthcare. The Clinical Solutions Group’s award-winning clinical software applications include electronic health record (EHR), e-prescribing and document imaging solutions. Additionally, Allscripts provides healthcare product education and connectivity solutions for physicians and patients through its Physicians Interactive™ Group and medication fulfillment services through its Medication Services Group. Visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2003 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

Assets	December 31, 2004	December 31, 2003

Current assets
Cash and cash equivalents	$16,972	$13,336
Marketable securities	22,796	3,435
Accounts receivable, net	21,382	18,219
Other receivables	627	237
Inventories	2,372	3,249
Prepaid expenses and other current assets	3,571	3,863

Total current assets	67,720	42,339

Long-term marketable securities	88,471	34,538
Software development costs, net	6,270	4,040
Fixed assets, net	2,366	2,237
Intangible assets, net	24,546	26,359
Other assets	4,804	879

Total assets	$194,177	$110,392

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$5,981	$6,082
Accrued expenses	12,218	7,906
Deferred revenue	14,607	10,959

Total current liabilities	32,806	24,947

Long-term debt	82,500	—
Other liabilities	178	2,055

Total liabilities	115,484	27,002

Stockholders’ equity	78,693	83,390

Total liabilities and stockholders’ equity	$194,177	$110,392

Stockholders’ equity includes ($11,250) of treasury shares as of December 31, 2004 and $0 as of December 31, 2003.

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Revenue:
Prepackaged medications	$9,342	$11,894	$44,733	$46,172
Software and related services	14,306	8,318	44,121	28,366
Information services	2,665	3,441	11,916	11,303

Total revenue	26,313	23,653	100,770	85,841

Cost of revenue:
Prepackaged medications	7,317	9,460	35,744	36,303
Software and related services	5,154	3,264	15,858	14,050
Information services	1,506	1,617	6,520	4,816

Total cost of revenue	13,977	14,341	58,122	55,169

Gross profit	12,336	9,312	42,648	30,672

Operating expenses:
Selling, general and administrative expenses	10,337	9,084	37,653	36,058
Amortization of intangibles	441	388	1,752	951

Income (loss) from operations	1,558	(160)	3,243	(6,337)

Interest expense	(884)	—	(1,717)	—
Interest income	802	241	1,675	1,384
Other income (expense), net	(73)	35	(93)	(26)

Income (loss) before income taxes	1,403	116	3,108	(4,979)
Income taxes	—	—	—	—

Net income (loss)	$1,403	$116	$3,108	($4,979)

Net income (loss) per share—basic	$0.04	$0.00	$0.08	($0.13)

Net income (loss) per share—diluted	$0.03	$0.00	$0.07	($0.13)

Weighted average shares of common stock outstanding used in computing basic net income (loss) per share	38,484	38,956	38,979	38,621

Weighted average shares of common stock outstanding used in computing diluted net income (loss) per share	41,439	40,700	41,592	38,621